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                                                                   Exhibit 12(a)


                            THE SEAGRAM COMPANY LTD.

                            and Subsidiary Companies

                Computation of Ratio of Earnings to Fixed Charges

                                                                                  Fiscal      Transition
                                                        Nine Months Ended      Year Ended    Period Ended
                                                             March 31,           June 30,      June 30,
                                                       1998         1997          1997           1996
                                                       -----        -----        -------         -----
                                                                         (millions)


    Earnings before income taxes and                   $1,208        $678        $  899        $  65
    minority interest

    Add (deduct):
    Equity in net earnings of less than 50%
    owned companies                                         2         (22)          (28)          (4)

    Dividends from less than 50% owned                      7           5            12            9
    companies

    Fixed charges                                         287         297           398          183
    Interest capitalized, net of amortization             (--)         (3)           (2)          (4)
                                                        -----        ----        ------        -----
    Earnings available for fixed charges               $1,504        $955        $1,279        $ 249
                                                        -----        ----        ------        -----

    Fixed Charges:
    Interest Expense                                     $231        $245        $  326        $ 151
    Proportionate share of 50% owned companies'
    fixed charges                                          13          12            16            8

    Portion of rent expense deemed to represent
    interest factor                                        43          40            56           24
                                                        -----         ---        ------        -----

    Fixed Charges                                        $287        $297        $  398        $ 183
                                                        -----        ----        ------         -----
    Ratio of Earnings to Fixed Charges                    5.2x        3.2x          3.2x         1.4x
                                                        =====        ====        ======        =====